EXHIBIT 99.1

BALLY TOTAL FITNESS
8700 West Bryn Mawr Avenue
Chicago, IL 60631
www.BallyFitness.com
Matt Messinger - Tel. (773) 864-6850

BRUNSWICK GROUP
Frank De Maria - Tel. (212) 333-3810

Bally Total Fitness Appoints Two New Directors to its Board

Marilyn Seymann, Ph.D. and David Wilhelm are Experts in the Fields of
Corporate Governance and Finance

CHICAGO, May 17, 2005 – Bally Total Fitness Holding Corporation (NYSE: BFT), North America’s leader in health and fitness products and services, today announced that its Board of Directors has appointed Marilyn R. Seymann, Ph.D. and David C. Wilhelm as directors of the Company. These appointments bring the number of directors on the Bally Total Fitness Board of Directors from seven to nine.

“Our Board will benefit greatly from these two new people and their strong backgrounds. Marilyn brings a national reputation as a respected authority on corporate governance issues and David has an impressive record as both a business man and a political strategist,” said Paul Toback, Chairman and Chief Executive Officer of Bally Total Fitness. “Both of these professionals will serve us well as independent directors and knowledgeable advisors to the Company.”

A leading corporate governance consultant, Dr. Seymann is the author of numerous articles on corporate governance, technology and strategy, and a co-author of the book The Governance Game. Dr. Seymann is currently President and CEO of M One, Inc., a consulting firm specializing in strategy and governance consulting for public and private companies. Additionally, she is a Founding Partner of The Directors’ Council, a company that helps corporate boards identify and recruit new independent directors. Previously, Dr. Seymann served as a managing director with Arthur Andersen & Co. and Executive Vice President of Chase Bank of Arizona. She also has served as Associate Dean of the College of Business at Arizona State University and Chief of Staff to Arizona Governor Bruce Babbitt.

Dr. Seymann, former chair of the Board of Directors of NorthWestern Corporation, also currently serves on the boards of Beverly Enterprises, Inc. (NYSE:BEV), MAXIMUS (NYSE:MMS), Provide-Commerce (NASDAQ:PRVD), and EOS International (NASADQ:EOSI). Previously, she served on the boards of American Tool Company, True North Communications and Community First Bankshares. She is a member of both the faculty and the Blue Ribbon Commission of the National Association of Corporate Directors.

For more than a decade, David Wilhelm has been a business leader and entrepreneur. He is the founder and president of Woodland Venture Management, a firm that has developed two venture capital funds designed to tap the unrealized potential of high growth businesses in the Appalachian region and the Midwest.  He was previously a senior managing director at Kemper Securities.

Mr. Wilhelm’s business success builds on his considerable political experience. He was the national manager of Bill Clinton’s 1992 presidential campaign and was subsequently named the chair of the Democratic National Committee, becoming the youngest person in American history to hold that post. He has managed or chaired the campaigns of some of the nation’s leading political figures, including the late Paul Simon, Richard M. Daley, Joseph Biden and Rod Blagojevich.

Mr. Wilhelm is a lecturer at the University of Chicago and a graduate of Harvard University’s Kennedy School of Government. He is the recipient of honorary doctorates from Ohio University and the University of Charleston. He serves on the boards of Children’s Memorial Hospital, Christian Century Magazine, the Chicago Project for Violence Prevention, the Illinois Venture Capital Association, and the Chicagoland Entrepreneurship Center.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the SEC and Department of Justice investigations and Bally’s internal investigation, including review and restatement of its previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Bally’s 2004 financial statements; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s loan agreements and indentures; and other factors described in prior filings of the Company with the Securities and Exchange Commission.

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